Exhibit 99.1

THE CITY OF NEW YORK

OFFICE OF THE MAYOR

NEW YORK, N.Y. 10007

June 29, 2011

Mr. Walter P. Havenstein

Chief Executive Officer

Science Applications International Corporation

1710 SAIC Drive

McLean, VA 22102

Re:	The CityTime Project

Dear Mr. Havenstein:

Since 2000, Science Applications International Corporation (“SAIC”) has served as the primary contractor to build and implement a uniform automated time-keeping system to be used by the City of New York’s employees to accurately record their attendance and provide a streamlined process for supervisory approvals. The City relied on the integrity of SAIC as one of the nation’s leading technology application companies to execute the CityTime project within a reasonable amount of time and within budget given the system’s size and complexity.

The recent indictment of Gerard Denault, SAIC’s lead Project Manager supervising the CityTime project, and the recent criminal charges filed against and guilty plea of Carl Bell, SAIC’s Chief Systems Engineer who developed the software and oversaw all technical aspects of the project, are extremely troubling and raise questions about SAIC’s corporate responsibility and internal controls to prevent and combat fraud. Denault and Bell, along with Technodyne and its principals retained as a “sole source” subcontractor by SAIC and six other defendants, are charged with hiring consultants not needed for the project at inflated rates in order to execute an elaborate kickback scheme to defraud the City of New York of millions of dollars.

The scheme to defraud was so pervasive that the United States Attorney for the Southern District of New York in the superseding indictment recently implicating these two SAIC employees stated that “virtually the entirety of the well over $600 million that the City paid to SAIC on the CityTime project was tainted, directly or indirectly, by fraud.” Equally troubling is that, according to the superseding indictment, SAIC as early as 2005 apparently received a whistleblower complaint regarding possible mismanagement of the project and alleged kickbacks to defendant Denault, SAIC’s lead Project Manager on CityTirne. It is unclear what SAIC did at that time to investigate these serious allegations.

While we have received a working system that will advance our management ability, in light of the foregoing, because the project was apparently tainted by fraud and kickback schemes, the City must be made whole. I am, therefore, requesting that SAIC reimburse the City for all sums paid to it, approximately $600 million, as well as the cost of investigating and remediating this matter. I am forwarding this correspondence to the United States Attorney so that the City’s position as a victim can be taken into consideration.

Sincerely,

/s/ Michael R. Bloomberg
Michael R. Bloomberg
Mayor

cc:	Preet Bharara

United States Attorney

Southern District of New York